EXECUTION COPY

SETTLEMENT AGREEMENT AND RELEASE

by and between

World Technology Ventures, LLC, USA

and

Qingyuan (Green Source) Group Co., Ltd.

January 21, 2011

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SETTLEMENT AGREEMENT AND RELEASE

This SETTLEMENT AGREEMENT AND RELEASE (the “Settlement Agreement”) is entered into this 21st day of January, 2011 (the “Effective Date”) by and between World Technology Ventures, LLC, USA (“World Technology”) on the one hand, and Qingyuan (Green Source) Group Co., Ltd. (“Qingyuan”) on the other hand (World Technology and Qingyuan may collectively be referred to herein as the “Parties”).

WHEREAS on September 2, 2009, World Technology entered into a “Financial Consulting and Advisory Agreement” (the “Consulting Agreement”) with Qingyuan;

WHEREAS the Parties wish to discontinue their obligations under the Consulting Agreement;

WHEREAS, subject to the terms and conditions set forth herein, the Parties wish to fully, completely, and finally resolve, terminate, settle and compromise all disputes and claims arising out of or related to the Consulting Agreement, without further cost or litigation expenses, without further hearing or adjudication of any issues of fact or law, and without admission or acknowledgment of responsibility, fault or liability;

WHEREAS, the Parties wish for the benefits of this Settlement Agreement to extend to persons who were nonparties to the Consulting Agreement, including but not limited to Mr. Dingyou Zhang, Sabre Industrial, Inc. (“Sabre,” now officially named Tsingyuan Brewery Ltd.), ShanDong QingYuan Beer Co., Ltd., and LinYi HengChang Beer Barley Sprout Co., Ltd. (all listed nonparties collectively, the “Additional Releasees”); and

WHEREAS, the Parties believe that the terms of the Settlement Agreement are fair to the Parties;

NOW, THEREFORE, in consideration of the releases and covenants stated herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Consideration:

	(a)	Settlement Amount: Subject to the terms and conditions of this Settlement Agreement, Qingyuan shall pay One Million Four Hundred Ninety-Six Thousand Renmenbi (RMB 1,496,000.00) by wire transfer to C. Mark. Tang, at a designated account to be provided on or before January 25, 2011.

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(b)

Shares: Subject to the terms and conditions of this Settlement Agreement, C. Mark Tang shall immediately transfer an aggregate of 10,041,947 shares of common stock of Sabre to Mr. Dingyou Zhang and/or his designees. As a result, C. Mark Tang and his assignees shall effectively receive an aggregate of 8,245,724 shares of common stock (“Restricted Shares”) under the Share Exchange Agreement (the “SEA”) by and among Sabre, Mr. Dingyou Zhang (as referred to as Zhang Dingyou in the SEA) and C. Mark Tang dated September 24, 2010. The Restricted Shares shall be issued to C. Mark Tang and his assignees in the amounts specified in Rider A to this Settlement Agreement and Release. For the sake of clarity, it is expressly understood that none of the Restricted Shares are subject to any anti-dilution protections.

Further, for the sake of clarity, it is understood that the Parties intend for World Technology, C. Mark Tang, Tsingyuan Holding Inc. and their assignees to collectively receive a total of 8,245,724 shares out of the Consulting Agreement, the SEA, this Settlement Agreement and any other related agreements. It is further understood that World Technology, C. Mark Tang, Tsingyuan Holding Inc. and their assignees are not entitled to receive any further shares or remuneration, and that any preexisting obligations that purport to provide any of them with any further shares or remuneration are irrevocably null and void.

(c)

A minimum of one year must elapse between the date of the acquisition of the Restricted Shares and any Transfer of such Restricted Shares for the account of either World Technology, Mr. C. Mark Tang, or any subsequent holder of those Restricted Shares. “Transfer” of the Restricted Shares is defined to include, whether by operation of law or otherwise, any transfer, sale, assignment, disposal, pledge, hypothecation, or any other encumbrance. The definition of “Transfer” shall also include any activity by which the Restricted Shares may be made subject to execution, attachment or similar process.

2.

Termination of Consulting Agreement. The Consulting Agreement is hereby jointly, immediately and irrevocably terminated. World Technology and Qingyuan waive all rights arising out any defects in the form of this termination, including but not limited to the 45-day notice described in Paragraph 7 of the Consulting Agreement.

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3.	Releases. The Releases set forth in this Paragraph 3 shall take effect immediately upon, and only upon, execution of this Settlement Agreement.

(a)

Release of Qingyuan: World Technology and its respective present, future and former members, affiliates, agents, officers, partners, directors, trustees, employees, representatives, successors and assigns (including, but not limited to, C. Mark Tang and Tsingyuan Holding Inc.) hereby forever, irrevocably and unconditionally release and forever discharge Qingyuan and its respective present, future and former parents, members, subsidiaries, affiliates, agents, officers, directors, partners, trustees, employees, representatives, attorneys, outside counsel, successors and assigns from any and all suits, claims, controversies, rights, agreements, promises, debts, liabilities, accounts, reckonings, demands, damages, judgments, obligations, covenants, contracts, costs, losses, expenses, actions or causes of action of every nature, character and description, in law or in equity that each or any of them ever had or now has, or may have in the future, upon or by reason of any matter, cause or thing whatever from the beginning of the world to the date of the Settlement Agreement arising out of or relating in any way to any claims concerning, or relating in any way to (i) the Consulting Agreement or (ii) the SEA or (iii) any work done by World Technology or (iv) this Settlement Agreement and the payment called for by Paragraph 1, provided that nothing in this paragraph shall release any claims to enforce this Settlement Agreement.

(b)

Release of World Technology, Tsingyuan Holding Inc. and C. Mark Tang: Qingyuan, Shandong Qingyuan Beer Co., Ltd., LinYi HengChang Beer Barley Sprout Co., Ltd., and Mr. Dingyou Zhang and their respective present, future and former members, affiliates, agents, officers, partners, directors, trustees, employees, representatives, successors and assigns hereby forever, irrevocably and unconditionally release and forever discharge World Technology, Tsingyuan Holding Inc., C. Mark Tang and their respective present, future and former parents, members, subsidiaries, affiliates, agents, officers, directors, partners, trustees, employees, representatives, attorneys, outside counsel, successors and assigns from any and all suits, claims, controversies, rights, agreements, promises, debts, liabilities, accounts, reckonings, demands, damages, judgments, obligations, covenants, contracts, costs, losses, expenses, actions or causes of action of every nature, character and description, in law or in equity that each or any of them ever had or now has, or may have in the future, upon or by reason of any matter, cause or thing whatever from the beginning of the world to the date of the Settlement Agreement arising out of or relating in any way to any claims concerning, or relating in any way to (i) the Consulting Agreement or (ii) the SEA or (iii) any work done by World Technology or (iv) this Settlement Agreement and the payment called for by Paragraph 1, provided that nothing in this paragraph shall release any claims to enforce this Settlement Agreement.

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(c)

Release of Additional Releasees: World Technology and its respective present, future and former members, affiliates, agents, officers, partners, directors, trustees, employees, representatives, successors and assigns hereby further forever, irrevocably and unconditionally release and forever discharge the Additional Releasees and their respective present, future and former parents, members, subsidiaries, affiliates, agents, officers, directors, partners, trustees, employees, representatives, attorneys, outside counsel, successors and assigns from any and all suits, claims, controversies, rights, agreements, promises, debts, liabilities, accounts, reckonings, demands, damages, judgments, obligations, covenants, contracts, costs, losses, expenses, actions or causes of action of every nature, character and description, in law or in equity that each or any of them ever had or now has, or may have in the future, upon or by reason of any matter, cause or thing whatever from the beginning of the world to the date of the Settlement Agreement arising out of or relating in any way to any claims concerning, or relating in any way to (i) the Consulting Agreement or (ii) the SEA or (iii) any work done by World Technology or (iv) this Settlement Agreement and the payment called for by Paragraph 1, provided that nothing in this paragraph shall release any claims to enforce this Settlement Agreement.

4.

Third-Party Beneficiaries. The Additional Releasees are expressly and intentionally deemed to be third-party beneficiaries of this Settlement Agreement and each and every Additional Releasee shall have the independent right to enforce any provisions of the Settlement Agreement.

Except as provided above in this Paragraph, the terms and conditions of this Settlement Agreement, express or implied, exist only for the benefit of the parties to this Settlement Agreement, the Additional Releasees and their respective present, future and former parents, members, subsidiaries, affiliates,agents, officers, directors, partners, trustees, employees, representatives, attorneys, outside counsel, successors and assigns. No other person or entity will be deemed to be a third party beneficiary of this Settlement Agreement.

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5.

Mutual Warranties: Each Party represents and warrants to the other that: (i) it is duly organized, validly existing and in good standing under the laws of the state or country under which it is organized; (ii) it has the power and authority to enter into this Settlement Agreement and to perform fully its obligations hereunder; (iii) the individual executing this Settlement Agreement on its behalf has the authority to do so; (iv) the obligations created by this Settlement Agreement, insofar as they purport to be binding on it, constitute legal, valid and binding obligations enforceable in accordance with their terms; and (v) it is under no contractual or other legal obligation that shall in any way interfere with its full, prompt and complete performance hereunder.

6.	Ownership of Claims: Each Party hereby warrants and represents that it has not assigned any portion of any claim being released herein to any other person or entity.

7.

No Admission of Wrongdoing: This Settlement Agreement is entered into as a good faith compromise between the Parties for the complete and final settlement and release of any and all claims, disputes and causes of actions among them that could have been brought between them or between any of them and any of the Additional Releasees. By this settlement, no Party admits liability or wrongdoing to any other Party in any respect. Neither this Settlement Agreement nor any communications between the settling Parties relating thereto shall be deemed or construed to be an admission as to factual or legal contentions relating to the matters settled here or evidence of any violation of any statute or law.

8.

Jointly Drafted: This Settlement Agreement shall be treated as jointly drafted, and will not be construed against any Party as the drafter. Accordingly, any uncertainty or ambiguity that may exist in this Settlement Agreement shall not be interpreted against any Party as a result of the manner of the preparation of the Settlement Agreement. Additionally, each Party has had experienced counsel that has contributed to the drafting of this Settlement Agreement, and therefore the Settlement Agreement shall not be construed more strictly against any Party.

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9.

Modification and Waiver: No supplement, modification, amendment, or termination of this Settlement Agreement shall be binding unless executed in a writing signed by the Parties to be bound thereby. No provisions of this Settlement Agreement may be waived unless in writing, signed by the Party to be charged therewith. Waiver of any one provision shall not be deemed to be a waiver of any other provision.

10.	Execution: This Settlement Agreement may be executed in any number of counterparts, each of which, when executed and delivered to the other Parties, shall be deemed an original and all of which together shall constitute but one and the same agreement. Signatures obtained by facsimile or email in .pdf format shall be deemed to be an original signature. This Settlement Agreement is not binding and shall be of no force and effect whatsoever unless and until it is executed by all Parties hereto.

11.

Governing Law, Jurisdiction and Service of Process: This Settlement Agreement shall be governed by and construed under the laws of the State of New York without reference to the conflict-of-law provisions of any jurisdiction. The Parties irrevocably consent to the exclusive jurisdiction of any Court situated in the State and County of New York to hear and determine any dispute or claim arising out of, relating to, or in connection with this Settlement Agreement or the breach, termination or validity thereof. The Parties waive any objection as to venue or the inconvenience of the forum in such court for such purposes, and waive any right to remove or transfer any such dispute or claim to any other court. Each Party consents to service of process in any suit arising out of this Settlement Agreement at the addresses provided below.

12.	Attorney’s Fees and Expenses: Each Party agrees that it will be responsible for its own attorneys’ fees and costs related to the Settlement Agreement.

13.

Agreement Freely Executed: Each Party warrants and represents that it has reviewed and understands the terms of this Settlement Agreement, it was not coerced nor was it under duress to execute this Settlement Agreement, and that it executed the same of its own free will.

14.	Complete Agreement: This Settlement Agreement constitutes the sole, complete and entire agreement between World Technology and Qingyuan, and supersedes all prior agreements, negotiations, and discussions between the Parties.

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15.	Headings; Terms: The headings herein are for convenience purposes only, do not constitute part of the Settlement Agreement, and shall not be deemed to limit or affect any of the provisions of the Settlement Agreement.

16.

Severability: If any provision of this Settlement Agreement is held illegal or unenforceable in a judicial proceeding, such provision shall be severed and shall be inoperative, and, provided that the fundamental terms and conditions of this Settlement Agreement (including, without limitation, Paragraph 3) remain legal and enforceable, the remainder of this Settlement Agreement shall remain operative and binding on the Parties.

17.	Notice: Any notice shall be given by email and by overnight delivery service
(such as Federal Express) as follows:

To World Technology:

World Technology Ventures, LLC, USA
14 Wall Street, 20th Floor
New York, New York 10005
Fax: (212) 658-9962

To Qingyuan:

Mr. Dingyou Zhang
Qingyuan (Green Source) Group Co., Ltd.
Linyi High-tech Park
Shandong Province People’s
Republic of China

With copy to:

Mitchell M. Wong
The Exeter Law Group LLP
Forty Wall Street, Floor 28
New York, NY 10005
(212) 671-1068
mwong@exeterlawgroup.com

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18.

Further Assurances. World Technology and Qingyuan understand that it may be necessary or appropriate for World Technology or Qingyuan to execute and deliver additional documents and instruments, or to perform additional acts, to effectuate this Settlement Agreement, including but not limited to the provision of documents for public filings. In connection with this Settlement Agreement and the transactions contemplated hereby, World Technology and Qingyuan will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform its obligations under this Settlement Agreement and the transactions contemplated hereby. Any request made under this Paragraph shall be filled within fifteen (15) business days. World Technology further waives the right to challenge the necessity or propriety of any request made pursuant to this Paragraph.

19.

Confidentiality. For a period of two years from the date of signing of this Agreement, all Parties to this Agreement and their respective present, future and former members, affiliates, agents, officers, partners, directors, trustees, employees, representatives, successors and assigns agree to maintain the confidentiality of the contents of this Agreement. Qingyuan, its members, and Mr. Zhang Dingyou agree to maintain the confidentiality of any nonpublic or proprietary information concerning World Technology’s current and potential customer and client list. World Technology, C. Mark Tang and their respective present, future and former members, affiliates, agents, officers, partners, directors, trustees, employees, representatives, successors and assigns (collectively, the “Consultant”) agree to maintain the confidentiality of any nonpublic or proprietary information concerning Qingyuan or the Additional Releasees, including without limitation trade secrets, intellectual property, business plans, financial projections, current and potential customer and client lists, business acquisition plans, personnel acquisition plans, all other information pertaining to the business of Qingyuan or the Additional Releasees, provided, however, that confidentiality shall not be required with respect to the following: (i) any information that is, or becomes generally available to the public other than as a result of a disclosure by the Consultant; (ii) any information in the possession of the Consultant prior to disclosure of such information to Consultant by Qingyuan or the Additional Releasees; or (iii) any information that becomes available to Consultant from a source not under a confidentiality obligation to Qingyuan or the Additional Releasees.

WHEREFORE, to signify their acceptance of the foregoing terms, each of the Parties has signed below as of the Effective Date:

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World Technology Ventures, LLC, USA

By: /s/ C. Mark Tang
Name: C. Mark Tang, Ph.D.
Title: CEO and Chairman

Qingyuan (Green Source) Group Co., Ltd.
ShanDong QingYuan Beer Co., Ltd.
LinYi HengChang Beer Barley Sprout Co., Ltd.

By: /s/ ZHANG Dingyou
Name: ZHANG Dingyou
Title: Chairman

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RIDER A

SHARES TO BE DISTRIBUTED TO
C. MARK TANG AND ASSIGNEES

C. Mark Tang	3,142,150 Shares
Shaomei Guo	2,326,362 Shares
Tang Xiao	1,229,842 Shares
Graham Reed	30,000 Shares
Lan Chen	50,000 Shares
Shaofeng Guo	30,000 Shares
Leyun Yu	30,000 Shares
Jack Wing Chee Chung	40,000 Shares
Tang Wei	1,367,370 Shares
Dingyou Zhang	10,041,947 Shares

TOTAL:	18,287,671 Shares

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